Exhibit 10.95

Terms of Transition Services Arrangements with Bradley J. Schwartz

You will be paid through today, February 14, 2005. If you commence performance of the transition services specified below promptly after the effective date of your termination of employment, and continue satisfactory performance of such transition services for not less than the specified three (3) months, you will also be eligible to receive the sum of Seven Hundred Fifty Thousand Dollars ($750,000), payable in twelve (12) equal monthly payments. The opportunity to receive each of these monthly payments is in lieu of the payment by BearingPoint of the six (6) months of compensation provided for in your Managing Director Agreement. By your acceptance of any or all of these monthly payments you will acknowledge your waiver of entitlement to any and all of the six (6) month lump sum amount specified in your Managing Director Agreement with BearingPoint. These monthly amounts are inclusive of any remaining personal days. BearingPoint may choose, in its sole discretion, to accelerate payment of all or a portion of these monthly payments, in a single lump sum or otherwise.

If, at any time during the twelve (12) month period following the effective date of your employment termination, BearingPoint reasonably determines that you are, or have been directly or indirectly responsible for any inappropriate financial activity, or illegal behavior, directly or indirectly associated with, arising from, or concerning your employment with BearingPoint, the obligation of BearingPoint to continue such monthly payments shall immediately cease. In such event, your email “Outlook” account shall be deactivated, access to your office denied, and you shall immediately return your BearingPoint laptop computer. Furthermore, you shall immediately, upon demand by BearingPoint, refund to BearingPoint any and all prior amounts received by you, or on your behalf, pursuant to this provision. You will also be responsible for all reasonable costs of collection incurred by BearingPoint, including court costs and reasonable attorney’s fees.

Transition Services

It has been determined that it will be beneficial for you to serve as a consultant to BearingPoint, Inc. for the three (3) months immediately following the effective date of your employment termination, in order to assist management in the orderly transition of your duties, and the resolution of certain outstanding matters. In exchange for your reasonable cooperation and assistance during this fixed three (3) month term, BearingPoint shall continue to make your email “Outlook” account available and active, and you may retain possession of your BearingPoint laptop computer and accessories during this transition period. You may also retain access to your BearingPoint office for the duration of this transition period, at the conclusion of which you agree to promptly remove all personal property, and vacate the premises. You agree to then also promptly return your BearingPoint laptop computer and accessories. Your “Outlook” account shall also be deactivated at such time.

Your reasonable cooperation and assistance during this fixed three (3) month term is expected and required, and satisfactory completion of this three month transition term is a prerequisite for BearingPoint’s obligation to continue the monthly payments specified immediately above. In the event that you choose not to do so, or you cease to provide reasonable assistance and cooperation, in BearingPoint’s sole discretion, at any time during this three month term, BearingPoint may immediately cease all monthly payments due hereunder, and shall be responsible to pay you only through the date of your last contribution on a pro-rated basis.